As filed with the Securities and Exchange Commission on March 4, 2011

Registration No. 333-74451

Registration No. 333-10470

Registration No. 333-105454

Registration No. 333-139728

Registration No. 333-159846

Registration No. 333-159847

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-74451

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-10470

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-105454

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139728

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159846

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159847

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Playboy Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4249478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

680 North Lake Shore Drive

Chicago, Illinois 60611

(Address Of Principal Executive Offices)

Playboy Enterprises, Inc. 1991 Non-qualified Stock Option Plan for Non-employee Directors

Playboy Enterprises, Inc. Employee Stock Purchase Plan

Third Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan

Second Amended and Restated 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc.

Employment Agreement, dated as of June 1, 2009, between Playboy Enterprises, Inc. and Scott Flanders

(Full title of the plans)

Howard Shapiro, Esq.

Executive Vice President, Law and Administration, General Counsel and Secretary

680 North Lake Shore Drive

Chicago, Illinois 60611

(312) 751-8000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Rodd M. Schreiber

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement 333-74451, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on March 16, 1999.

2.	Registration Statement 333-10470, which was filed with the SEC and became effective on May 20, 1999.

3.	Registration Statement 333-105454, which was filed with the SEC and became effective on May 21, 2003.

4.	Registration Statement 333-139728, which was filed with the SEC and became effective on December 29, 2006.

5.	Registration Statement 333-159846, which was filed with the SEC and became effective on June 9, 2009.

6.	Registration Statement 333-159847, which was filed with the SEC and became effective on June 9, 2009.

On March 4, 2011, pursuant to the Agreement and Plan of Merger, dated as of January 9, 2011, by and among the Playboy Enterprises, Inc. (the “Company”), Icon Acquisition Holdings, L.P., a Delaware limited partnership (“Purchaser”), and Icon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Sub”), Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Purchaser. Pursuant to the terms of the Merger Agreement, each share (other than shares owned by the Company as treasury stock, shares owned by Scott N. Flanders, the Chief Executive Officer and a director of the Company, shares owned by The HMH Playboy Stock Trust and The Hugh M. Hefner 1991 Trust, dated May 2, 1991, and any shares held by stockholders properly exercising their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) was converted into the right to receive $6.15, net to the holder in cash without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on this fourth day of March, 2011.

Playboy Enterprises, Inc.

By:	/s/ Howard Shapiro
	Name:	Howard Shapiro
	Title:	Executive Vice President, Law and Administration, General Counsel and Secretary